Exhibit 23.3
Consent of Counsel

Maiden Holdings, Ltd.
Hamilton, Bermuda

We hereby consent to the use of our name under the heading “Material Tax Considerations,” with respect to United States federal tax matters, in the prospectus forming a part of the Post-Effective Amendment No. 1 to Form S-1 on Form S-3 filed by Maiden Holdings, Ltd. (the “Post-Effective Amendment”), and to the references to us in the Post-Effective Amendment. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

EDWARDS ANGELL PALMER & DODGE LLP

/s/ Edwards Angell Palmer & Dodge LLP

Boston, Massachusetts
June 2, 2009